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                                   EXHIBIT 9.1

                                    AMENDMENT

                                     TO THE

                    HORNE FAMILY VOTING TRUST AGREEMENT 1991


     This Amendment to the HORNE FAMILY VOTING TRUST AGREEMENT - 1991 is made as of the 3rd day of September, 2002, by and among TIMOTHY P. HORNE, as Trustee hereunder, WATTS INDUSTRIES, INC., a Delaware Corporation, and PETER W. HORNE, Individually and as Trustee of the PETER W. HORNE TRUST - 1976.

                                    RECITALS

     1. Timothy P. Horne currently serves as the sole Trustee of the Home Family Voting Trust Agreement - 1991, hereinafter referred to as the "Voting Trust".

     2. Peter W. Horne is currently the sole Beneficiary, and the Peter W. Horne Trust - 1976 the sole Depositor/Stockholder of the Voting Trust.

     3. The Peter W. Horne Trust - 1976 is the registered owner of 1,085,840 Voting Trust Certificates issued by the Voting Trust, representing an equal number of shares of the Class B common stock of Watts Industries, Inc.

     4. The subject Voting Trust will end on October 31, 2002 in accordance with the terms of the Trust Agreement as previously amended as of October 25, 2001.

     5. In accordance with Section 13 of the subject Trust Agreement, the term of the Voting Trust may be extended for an additional term not exceeding ten years from the scheduled expiration date of the Voting Trust.

     6. Peter W. Horne, individually and as the sole Trustee of the Peter W. Horne Trust - 1976, desires to extend the term of the Voting Trust for a period of one year from the Voting Trust's scheduled expiration date.

     7. Timothy P. Horne as Trustee hereunder has accepted the directive to extend the term of the Voting Trust for a period of one year.

     8. Watts Industries, Inc. has acknowledged the directive and the Trustee's consent and the said Corporation hereby assents to the subject extension of the term of the Voting Trust.

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                                    AMENDMENT


     In accordance with the provisions of Section 13 of the Voting Trust and
Section 218 of Delaware General Corporation Law, the term of the Voting Trust is hereby extended for a one year period, and the Voting Trust shall continue in accordance with the terms of the Agreement, until October 31, 2003.

     In all other respects, the terms of the subject Agreement are hereby ratified and republished in their entirety as of the date first entered above.

     This Agreement may be executed in any number of counterparts with same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.


 /s/ Timothy P. Horne                  /s/ Peter W. Horne
----------------------------          ------------------------------------------
Timothy P. Horne, Trustee             Peter W. Horne,
as Aforesaid                          Individually


Watts Industries, Inc.

by: /s/ William C. McCartney           /s/ Peter W. Horne
----------------------------          ------------------------------------------
Title: CFO                            Peter W. Horne
                                      Trustee of the Peter W. Horne Trust - 1976